Exhibit 10.11

Notary of Santiago Luis Eduardo Rodríguez Burr

I certify that this electronic document is a true and complete copy of the SUBLEASE AGREEMENT executed on May 24, 2024, reproduced on the following pages.

Notary of Santiago Luis Eduardo Rodríguez Burr.

Av. Providencia 1777.

Santiago, May 27, 2024.

SUBLEASE AGREEMENT

INMOBILIARIA E INVERSIONES GENAU SpA

AND

TICKETPLUS SpA

In Santiago, Chile, on April 1, 2024, the following parties appear: the company INMOBILIARIA E INVERSIONES GENAU SpA, tax identification number 76.514.013-7, duly represented by Ms. Catalina Oriana Latorre Valdevenito, Chilean, single, attorney, national identity card number [***], both domiciled for these purposes at Alonso de Córdova No. 5320, floor 16, commune of Las Condes, Metropolitan Region, hereinafter also referred to as the “Sublandlord”; and the company TICKETPLUS SpA, tax identification number 76.468.188-6, duly represented by Mr. CHIEN-FU CHEN CHEN, Chilean, single, engineer, national identity card number [***], both domiciled for these purposes at Evaristo Lillo No. 48, floor 12, commune of Las Condes, Metropolitan Region, hereinafter also referred to as the “Subtenant”; and together with the landlord, the “Parties”; the appearing parties, being of legal age, who verify their identities with the aforementioned identity cards and state that they have agreed to enter into this sublease agreement (hereinafter the “Agreement”), which shall be governed by the stipulations contained in this instrument and, subsidiarily, by the applicable provisions of the Civil Code:

FIRST: Declarations.

1.1 . By means of a public deed executed on August 31, 2022, before the Forty-Fifth Notary of Santiago of Mr. Gerardo Carvallo Castillo, notarial record number 15.043-2022, Mutual de Seguros de Chile leased with an option to purchase to Inmobiliaria e Inversiones Genau SpA, offices 1601, 1602, 1603 and 1604 on floor sixteen, parking spaces numbers 2045, 2046, 2.047, 2053 of the second basement; parking spaces 3.003, 3.004, 3.005, 3.006 and 3.013 of the third basement; parking space No. 4.021 together with storage unit No. 405, parking space No. 4.022 together with storage unit No. 406, parking space No. 4.025, parking space No. 4.026 and parking space No. 4.035 of the fourth basement; parking spaces No. 5.039, 5.041, 5.055, 5.056 together with parking space No. 5.057 and storage unit No. 526 of the fifth basement; parking space No. 6.081 together with parking space No. 6.081, parking space No. 6.082, parking space No. 6083, parking space No. 6.084 and parking space No. 6.085 of the sixth basement, all of the so-called Edificio Parque Oriente, with access via Avenida Alonso de Córdova No. 5.320, commune of Las Condes, Metropolitan Region.

1.2 . That the parties have all necessary authorizations for the execution of this Agreement and their corporate purpose allows them to lease the property identified above.

SECOND: Sublease.

By this act, INMOBILIARIA E INVERSIONES GENAU SpA, duly represented as stated in the preamble, subleases to TICKETPLUS SpA, which in turn, duly represented, accepts in sublease the following properties:

2.1 Subleased Property. The property corresponds to offices numbers 1603 and 1604, parking spaces number 2047 of the second basement; 3003 and 3005 of the third basement; 4021 of the fourth basement; 5041, 5055, 5056-5067 of the fifth basement; 6083, 6084 and 6085 of the sixth basement, and storage unit number 405 of the fourth basement, all of the so-called Edificio Parque Oriente, with access via Avenida Alonso de Córdova No. 5.320, commune of Las Condes, Metropolitan Region, with the sole and exclusive purpose of using them for the exploitation of activities inherent to its business, under the terms and conditions stipulated in this Agreement (hereinafter the “Office”).

2.2 Access. It is hereby recorded that the Subtenant shall have free access to the Office 365 days a year, 7 days a week and 24 hours a day, provided it complies with the security requirements and regulations set forth in the Condominium Regulations.

THIRD: Sublease Rent.

3.1 Rent. The monthly Sublease Rent (“Rent”) for the Office shall be the total equivalent in Chilean pesos, legal tender currency as of the date of effective payment, of 207.2 UF (two hundred seven point two Unidades de Fomento).

3.2 Payment of Rent. The monthly sublease rent shall be paid in advance, within the first five (5) days of each month, at the Sublandlord’s domicile or at the place indicated by the Sublandlord, by check payable to the order of the Sublandlord, or by deposit into a current bank account indicated by the Sublandlord, in accordance with the value of the Unidad de Fomento in force on the date of effective payment as reported by the Central Bank of Chile or the entity that replaces it in its functions. If the Unidad de Fomento ceases to be determined, or if the competent authority modifies the manner in which it is currently determined, such that its value does not faithfully reflect the variations of the Consumer Price Index as determined by the Instituto Nacional de Estadísticas or the entity that replaces it, the pending Rents shall be readjusted in equal proportion to the variation experienced by the said index between the last day of the month prior to the date of payment of the last Rent readjusted according to the Unidad de Fomento and the last day of the month prior to the date of effective payment of each Rent, using as a base the last amount in pesos paid before any of the indicated events occurs.

3.3 Default Interest. In the event of default or simple delay in the payment of any of the Rents, the amount owed shall accrue current interest, calculated from the date of default or simple delay until the date of effective payment.

3.4 Services. As of the date of delivery of the Office, the Subtenant shall be responsible for the proportional payment of utility bills for the Office, including water, electricity, garbage removal, common expenses, and other analogous charges.

3.5 Mandatory Payment. The Subtenant agrees that full payment of the Rent is mandatory and shall be paid in full during the term of this Agreement even when the Office is not in use.

3.6 Waiver of Retention. The Subtenant hereby irrevocably and unconditionally undertakes not to withhold under any concept the amount of the Rent nor to exercise any legal right of retention over the Office, expressly waiving the provisions of Article 1937 of the Civil Code.

3.7 No Novation. This Agreement shall not be considered novated, nor shall the obligations of the Subtenant under its terms be modified, merely because the Sublandlord receives the Rent from the Subtenant on a date, in a form or at a place other than those established in this clause.

FOURTH: Term of the Agreement.

4.1 Term. The sublease agreement shall have a duration of 12 months, from April 1, 2024 through March 31, 2025. The term of the agreement shall be understood to be automatically renewed for successive equal periods of 12 months, unless either party notifies the other of its wish to terminate it by certified letter sent to the other party’s domicile and by email as indicated in this agreement, at least 60 calendar days in advance of the expiration date of the initial term or any of its renewals.

4.2 Visits. During the entire term of this Agreement, the Subtenant shall allow and facilitate, at least three days per week and for at least one hour each of those days, visits by interested parties duly authorized in writing by the Sublandlord, or by real estate brokers engaged to sell the property, to visit the Office. Such visits must be conducted on business days during office hours, and must be notified at least one (1) day in advance.

FIFTH: Physical Delivery and Restitution of the Property.

5.1 Delivery Conditions. The Office is delivered at this act with the installations and characteristics it has at the time of execution of this Agreement, with interior partitions, and with its utility and common expense accounts up to date. The Parties agree that all utility and service expenses of any nature, in proportion to the subleased Office, such as water, electricity, or any other service, shall be at the expense and charge of the Subtenant as of the date of physical delivery of the Office.

5.2 Restitution. The restitution of the Office shall be carried out in accordance with this Agreement, without further formalities and without the need for any prior notice or notification, placing it at the disposal of the Sublandlord in good condition, considering the quality and condition of the Building, without more wear than that of its own normal use, free of any occupant under any title, and handing over the keys. Expenses incurred by the Subtenant occasioned by or in connection with the restitution of the Office shall be at the Subtenant’s exclusive expense and cost. If any of the grounds for early termination stipulated in this Agreement are judicially declared, the Subtenant undertakes to immediately restore the Office.

5.3 Other Installations. At the time the Subtenant vacates and returns the Office to the Sublandlord, it must remove those installations, objects, and equipment belonging to the Subtenant that can be separated without causing damage to the Office; with the understanding that it will return the Office to the Sublandlord in at least the same condition in which it received it, with no more wear than that of its own normal use. However, upon termination of the Agreement, the Sublandlord may accept that certain installations remain in the Office.

5.4 Damages. Consequently, the Subtenant undertakes to return the Office to the Sublandlord in good condition; otherwise, it shall be obligated to compensate the Sublandlord for any damage the Office may present.

5.5 Penalty. In the event of default or simple delay in restitution, the Subtenant shall pay, as an agreed and mutually accepted anticipatory penalty clause, in addition to the Rent, an amount equivalent to five percent (5%) of the last Rent for each day or fraction of a day of delay.

SIXTH: Maintenance and Improvements.

6.1 Locative Repairs. The Subtenant shall maintain, at its own expense and cost, the Office in good order and conservation, in accordance with the quality and special conditions of the Building, carrying out at its own expense the locative repairs. By way of further clarification and without the following enumeration being limiting, the Parties declare that this obligation includes the maintenance in perfect working order of faucet hardware, stopcocks, valves and toilet floats, electrical installation switches and outlets, and similar items, and especially those intelligent systems and appliances incorporated in accordance with the technology used in an “intelligent” Building as stipulated in this Agreement. The Subtenant shall not be entitled to any reimbursement or indemnification for the locative repairs and/or maintenance it carries out, nor for the elements it replaces or incorporates into the Office by virtue of such maintenance or repairs.

6.2 Non-Locative Repairs. Non-locative repairs necessary to keep the Office in serviceable condition for the Subtenant, such as repairs of structural damage, plumbing, drains, pipe leaks and roofs and other similar nature, shall be at the expense of the Owner and may not be charged to the Subtenant for any reason or justification. To this end, the Subtenant shall inform the Sublandlord of the need to carry out such repairs.

6.3 Improvements. All improvements introduced by the Subtenant to the Office, or any variations or transformations of any kind or nature thereto, must have the prior written authorization of the Sublandlord, for which the Subtenant must submit scale drawings, technical reports, descriptive reports and any other technical documentation or details that the landlord deems necessary. In any case, such improvements shall always remain for the benefit of the Office from the moment they are made, without any right to compensation on the part of the Sublandlord, unless by their nature they can be removed by the Subtenant at the end of the Agreement without detriment to the Office. Without prejudice to the foregoing, the Sublandlord shall always be entitled to require that the Office be returned in the same condition in which it was delivered, with the furniture it contains, in perfect order and conservation, all of which shall be at the expense and cost of the Subtenant.

6.4 Inspection. In order to verify compliance with these obligations, the Subtenant authorizes the Sublandlord to inspect the Office, giving written notice of the inspection visit at least three (3) days in advance.

6.5 Fit-Out. The Subtenant declares that it does not need to carry out works to fit out the Office. Any such work required by the Subtenant must be approved by the Sublandlord.

6.6 Other Modifications. In the event that the Subtenant introduces modifications or improvements to the Office during the term of this Agreement that involve transformation, air conditioning installations, smoke detectors, sprinklers, centralized control, false ceilings, electrical installations and/or the Building’s design, it undertakes to obtain the Sublandlord’s authorization and to request prior approval from the specialist engineers, designers, calculators, and contractors responsible for the respective specialties.

SEVENTH: Obligations of the Subtenant.

The following shall be obligations of the Subtenant:

7.1 Payment of Rent. To pay in full and on time all Rents. Failure to pay the Rent for two (2) consecutive months shall entitle the Sublandlord to seek early termination of the Agreement, without prejudice to the penalties established in the Agreement and the other sanctions established in this instrument.

7.2 Payment of Services and Common Expenses. To pay in full and on time the utilities, in proportion to the subleased property, including electricity, internet, water, common expenses and others that arise, to the Sublandlord so that it may pay the companies, persons or entities corresponding to the Office or the Building administration, as applicable. For purposes of this Agreement, “Common Expenses” means: (a) ordinary common expenses, including without limitation, maintenance, cleaning and security services, electricity, water and similar charges corresponding to common areas, administration expenses, Building insurance contracted pursuant to the Condominium Regulations; and (b) extraordinary common expenses associated with the normal use of the property that (i) do not constitute an improvement (ii) are not generated by an act of God or force majeure (iii) are not repairs that can be capitalized in accordance with Generally Accepted Accounting Principles and that are depreciable as fixed assets, including major repairs to the Building structure, air conditioning system, elevators or others, which in such case shall be at the expense of the owner. Likewise, disbursements required pursuant to the various funds provided for in the Condominium Regulations, all of which are at the expense of the Sublandlord, do not constitute a common expense.

7.3 Use of the Subleased Property. To use the Office solely and exclusively for the development of activities related to the exercise of its professional services, as well as the installation of equipment related to its business. The Sublandlord does not declare or guarantee that the use to which the Subtenant will put the Office is permitted by the applicable laws or ordinances, nor that the Subtenant will obtain the necessary permits and authorizations for its use.

7.4 Restitution of the Subleased Property. To return the subleased property on time and in good condition, that is, in good order and conservation, taking into account wear from legitimate use and the passage of time.

7.5 Condominium Regulations. To comply with the obligations established in the Building’s Condominium Regulations, which the Subtenant declares to know and accept.

7.6 Hazardous Substances. To keep the Office and its surrounding areas free from any toxic, flammable, reactive, radioactive or corrosive residue or substance or any substance regulated by any law, regulation, or resolution governing safety and health, as well as environmental protection (“Hazardous Substances”).

7.7 Environmental Legislation. To comply with all applicable Chilean laws, regulations and standards related to environmental protection (“Environmental Legislation”). Likewise, the Subtenant shall be responsible for any contingency, liability or breach of Environmental Legislation arising from the use or enjoyment of the Office.

7.8 Indemnification of Sublandlord. The Subtenant undertakes to indemnify, defend, protect and hold harmless the Sublandlord, as well as its executives, employees and partners, from any claim, demand, fine, liability or expense (including reasonable attorneys’ fees), originating or incurred, directly or indirectly, from a lawsuit or claim against the Sublandlord, for breach of the obligations set forth in the preceding items.

7.9 Safety and Hygiene Standards. The Subtenant undertakes to comply at all times with applicable safety and hygiene standards.

7.10 Other Applicable Regulations. The Subtenant, at its exclusive expense and responsibility, undertakes to occupy and use the Office and to carry out its corporate activities in the Office in compliance with all provisions and restrictions applicable to such use, in accordance with Chilean laws, regulations, decrees, ordinances, standards, urban plans, rulings, permits, licenses, authorizations and restrictions, and other regulations currently or in the future applicable to the Office and/or to the Subtenant’s activities in the Office, whether from central or municipal government (hereinafter collectively referred to as “Applicable Regulations”).

EIGHTH: Prohibitions on the Subtenant.

The Subtenant is prohibited from carrying out the following acts, deeds and contracts:

8.1 Modifications. To introduce substantial or structural improvements, modifications or alterations of any kind or nature that alter the design of the Building into the Office, without the prior written authorization of the Sublandlord.

8.2 Use. To use the Office, even sporadically or temporarily, for a purpose other than that referred to in Clause 7.3 of this Agreement. Likewise, the Subtenant is prohibited from changing the purpose for which it was subleased.

8.3 Nuisances. To engage in conduct that, being contrary to the prohibitions indicated in the Condominium Regulations, causes nuisances to neighbors and occupants of the Building.

8.4 Hazardous Substances. To introduce or maintain in the Office explosive, flammable, malodorous, dangerous or corrosive materials or those that directly or indirectly harm the health, salubrity and hygiene of the Building’s occupants, or that affect persons or properties and/or common use areas and/or facades forming part of the Building.

8.5 Condominium Regulations. To breach or violate the rules and/or prohibitions contained in the Building’s Condominium Regulations, which the Subtenant declares to know and accept.

8.6 Load. To exceed the load stipulated in the slabs according to the calculation established for each zone. In the event that the Subtenant must install elements whose weight exceeds that of those normally found in an office, it must request authorization from the Building’s structural engineer and the landlord.

NINTH: Municipal or Authority Permits and Risk of Damage to Third Parties.

9.1 Payment of Permits and Patents. The Parties place on record that it shall be the exclusive responsibility of the Subtenant to obtain, process and pay all municipal permits and/or patents, sanitary and operating authorizations, and in general, all authorizations from the competent authority, the law or regulations necessary to operate in them in accordance with the purpose of this Agreement. The Subtenant must provide the Sublandlord, at its sole request, with a true, correct and complete copy of such authorizations, licenses and permits that relate to the Office or that may affect it, including without limitation all permits related to health, safety and environmental matters to the extent they relate to the Office.

9.2 Reimbursement. Likewise, the Subtenant guarantees the Sublandlord reimbursement with current interest of any commercial, civil, labor, tax, administrative or any other liability arising from the use the Subtenant makes of the Office, including those arising from fines for infractions of any nature that the landlord, its agents or dependents may incur and that could be made effective jointly or subsidiarily against the Sublandlord in accordance with applicable law.

9.3 Damages to Third Parties. The Subtenant shall be liable for damages that may occur to the property or persons of third parties on the occasion of fires, earthquakes, accidents, thefts, explosions, floods, leaks, pipe bursts, effects of humidity or heat, provided that these originate from acts, deeds or omissions directly attributable to the Subtenant.

TENTH: Expiration of the Term.

In the event that the Subtenant is declared bankrupt, or requests it itself, or if one or more of its creditors submit judicial or extrajudicial composition proposals, the Sublandlord may opt to declare the expiration of the term of validity of the Agreement and, consequently, demand the restitution of the Office or demand the advance payment of future Rents, under the same terms indicated below.

ELEVENTH: Security Deposit.

In order to guarantee the conservation of the Office, as well as its return in the same condition in which it is received, taking into account its use and natural wear and tear, payment of damages and deterioration caused, its services and installations, and in general, to respond to the faithful performance of the stipulations of this Agreement, the Subtenant delivers as a guarantee in this act to the Sublandlord the equivalent in Chilean pesos of 0 UF (Zero Unidades de Fomento) payable at this act, which the Sublandlord also undertakes to return in equivalent amount within 60 calendar days following the date on which the Office has been returned to the Sublandlord’s satisfaction.

The Subtenant may not, under any circumstances, apply the guarantee to the payment of rent, not even the last month’s rent.

TWELFTH: Defaults.

12.1 Defaults by the Subtenant. Each of the following cases shall constitute a cause of default (“Cause of Default”) of the Subtenant under this Agreement, if the Subtenant does not remedy said Cause of Default within the corresponding period for doing so.

12.2 Cure Period. Unless otherwise expressly established for a specific case, the period to cure a Cause of Default shall be ten (10) calendar days, counted from the date on which the Subtenant receives written notice from the Sublandlord specifying the Cause of Default.

12.3 Causes of Default.

(a) If the Subtenant operates or uses the Office for any purpose other than that authorized;

(b) If the Subtenant fails to timely pay the Rents or any other payment under its charge pursuant to this Agreement. The period to cure this Cause of Default is five (5) business days;

(d) If the Subtenant fails to comply with or breaches any regulation applicable to the Office, with the understanding that if the Subtenant breaches the same regulation on more than two (2) occasions, the third breach shall be considered a Cause of Default (with no cure period for such breach);

(e) If the Subtenant (i) makes an assignment of its assets for the benefit of creditors; (ii) presents a judicial composition or initiates any process, proceeding or other action to obtain a discharge order in its favor as a debtor or to be declared bankrupt or insolvent, or seeks reorganization, arrangement, adjustment, liquidation, dissolution or restructuring of its debts or (iii) has an administrator, trustee, receiver or similar official appointed for the administration of all or part of its assets; (iv) becomes subject to any of the foregoing measures and does not conclude within sixty days following the initiation thereof; or (v) ceases to exist legally (in the event that the Subtenant is a legal entity). In the case of the Subtenant, there shall be no cure period for this last Cause of Default;

(f) If the Subtenant fails to comply with any other obligation under its charge in this Agreement and continues without curing it within ten (10) days counted from the notification by the Sublandlord of the Cause of Default in question.

12.4 Liability of the Parties. In accordance with the applicable regulations and the provisions of this Agreement and provided the Subtenant is in compliance with all its obligations under this Agreement, the Sublandlord and the Owner guarantee the Subtenant the peaceful use and enjoyment of the Office during the term of the Agreement.

12.5 Waiver. The Subtenant acknowledges that its obligations to use, vacate and return possession of the Office are governed by the aforementioned provisions.

12.6 Actions of the Sublandlord. Upon the occurrence of a Cause of Default, the Sublandlord may exercise any of the following actions:

(a) Demand specific performance of the Agreement, including all interest and penalties accrued in accordance therewith, as well as any compensation for damages to which it may be entitled by law.

(b) Terminate this Agreement, in which case the Subtenant shall be obligated to pay all expenses incurred by the Sublandlord to obtain effective payment of the obligations owed by the Subtenant, attorneys’ fees and expert fees, and court costs, in order to recover possession of and return the Office in the same conditions in which it was delivered to the Subtenant, without prejudice to the remaining amounts owed by the Subtenant under applicable law. Additionally, the Parties mutually and anticipatorily assess the damages that the early termination of the Agreement due to a Cause of Default would cause to the Sublandlord at the equivalent of 2 Rents as of the date of effective payment.

(c) Fulfill any obligation with which the Subtenant has not complied, in which case the Subtenant shall be obligated to reimburse the Sublandlord for all costs and expenses incurred by the Sublandlord in carrying out such obligation, plus maximum conventional interest accrued from the date on which the Sublandlord incurred such costs and expenses until the date the Sublandlord effectively receives payment of the principal and accrued interest. These payments shall be considered part of the Rent for purposes of this Agreement.

(d) Each and every one of the actions set forth in favor of the Sublandlord in this Agreement shall be in addition to any other action that the Sublandlord may exercise in accordance with the law, in defense of its interests.

THIRTEENTH: Default Interest.

Any payment or reimbursement made by the Parties after the agreed dates in this Agreement shall entitle the other party to charge current interest for restateable transactions, on the total outstanding obligation until the date of effective payment, without prejudice to the readjustment applicable, if not previously agreed upon, which shall be determined by applying the variation experienced by the Unidad de Fomento between the date on which the payment should have been made and the date on which it is actually made or, in the event that such unit ceases to exist, in accordance with the variation experienced by the Consumer Price Index during the same period.

FOURTEENTH: Robbery, Injuries, Damages.

14.1 Liability of the Sublandlord. The Sublandlord shall not be liable for any damage to the Subtenant’s property or that of other persons located in the Office, nor for losses or damages to any property of the Subtenant or other persons, by robbery or by any other circumstance not directly attributable to the Sublandlord, or to its factors or dependents.

14.2 Damages. The Sublandlord shall also not be liable for any injury or damage without cause directly attributable to itself or its factors or dependents, occurring to persons or property in the Office, whether caused by fire, explosion, falling materials, steam, gas, electricity, water or rain, except where attributable to causes imputable to the Sublandlord.

14.3 Personal Property. Property belonging to the Subtenant located or stored in the Office shall be maintained in this manner at the exclusive risk of the Subtenant and the Subtenant hereby releases the Sublandlord from all liability and claims to that effect, unless such damages were caused by intentional acts or gross negligence of the Sublandlord.

FIFTEENTH: Indemnification.

15.1 Indemnification Commitment. The Subtenant hereby undertakes to indemnify and hold harmless the Sublandlord and the Owner; its subsidiary, affiliated and controlling companies, as well as the shareholders, directors, officers, employees and agents of the foregoing, from and against any and all claims, expenses or other losses (including reasonable attorneys’ fees) incurred by any of the entities or individuals named above and arising from any claim, order, proceeding, claim or judgment related to any labor liability claimed by any person by reason of the destruction, total or partial, of the Office, regardless of the cause that gave rise to it, unless such cause stems from the fraud or fault of the Sublandlord.

15.2 Subtenant’s Obligation. The Subtenant undertakes to hold harmless the Sublandlord from and against any claim, demand, liability, fine, actions, proceedings, orders, decrees, judgments of any nature by or in favor of, or by any persons, and with respect to any cost, damage, loss and expense, including attorneys’ fees, resulting from or related to losses of life, personal injury or property damage arising directly or indirectly from: (i) any action and/or encumbrance at the expense of the Subtenant; (ii) lack of licenses, permits, authorizations and other government documents that should have been required with respect to fit-out or remodeling works of the Office; and (iii) any accident and other event in the Office caused totally or partially by the use and occupation of the Office. The Sublandlord and its successors shall not be liable for any loss of life, property or personal damages or damage to property or business or business interruption that could be caused by any failure on the part of the Subtenant or any other tenant.

SIXTEENTH: Subleasing and Assignment of Agreement.

16.1 Subleasing. Without the prior consent of the Sublandlord, the Subtenant may not sublease the Office subject to this Agreement, nor create any right over it in favor of third parties, nor assign in any form its use or tenancy or the rights arising from this Agreement.

16.2 Termination of the Agreement. Breach by the Subtenant of the provisions of this clause shall entitle the Sublandlord to terminate this Agreement early, without the need for a judicial declaration and without any liability on the part of the Sublandlord, and shall obligate the Subtenant to indemnify the landlord for the damages and losses caused by such breach.

16.3 Assignment. The Sublandlord may at any time transfer or assign, in whole or in part, its rights and obligations under this Agreement without the need to obtain the Subtenant’s consent.

SEVENTEENTH: Confidentiality.

17.1 Confidential Information. Any information and advice provided by the Parties by virtue of this Agreement, or related to the technology, experience, methodology or practices of the Parties, as well as all information contained in manuals, studies, audio, graphics and electronic materials, and any other oral or written documents or information (“Confidential Information”) must be considered and treated as confidential by the receiving party, its affiliates, subsidiaries, shareholders, directors, officers and employees as if it were its own and may not be duplicated, disclosed or revealed in any form by the receiving party, its shareholders, directors, officers and employees to any third party, without the prior written authorization of the party providing it, except where disclosure of said Confidential Information is required by an administrative order issued by a competent authority, or is disclosed in connection with the forced execution of this Agreement. In these last cases, the party disclosing the Confidential Information shall be considered not to incur liability for such disclosure. The receiving party shall be obligated to take the pertinent measures to ensure the confidentiality of such Confidential Information and to prohibit and prevent unauthorized access thereto at all times.

17.2 Return of Confidential Information. Upon termination of this Agreement for any reason, the Parties must return all Confidential Information received from the other party, as well as each and every copy obtained with respect to such information. The confidentiality and non-disclosure obligations included in this clause shall remain in force even after termination for any reason of this Agreement.

EIGHTEENTH: Arbitration.

18.1 Arbitration. Any doubt, disagreement or difficulty arising between the Parties on the occasion of this Agreement, its interpretation, application, execution, resolution or validity, as well as the determination of the appropriateness of the agreed or ordinary indemnifications to which its breach may give rise, including matters relating to the existence and validity of the arbitration clause and the jurisdiction of the arbitrator, shall be resolved briefly and summarily each time by an arbitrator acting as a mixed arbitrator, who shall act and proceed without procedural formalities, but shall render its ruling in accordance with the law.

18.2 Appointment. Doubts or difficulties shall be resolved by mixed arbitration, in accordance with the Arbitration Center Regulations of the Santiago Chamber of Commerce A.G. published in the Official Gazette of June 22, 1993, and its amendments, which form an integral part of this clause and which the Parties declare to know and accept. The Parties grant a special and irrevocable power of attorney to the Santiago Chamber of Commerce A.G. so that, at the written request of any of them, it shall appoint the arbitrator from among the members of the arbitration body of the Arbitration Center of said Chamber. No appeal shall be filed against the decisions of the mixed arbitrator, and the Parties expressly waive such right. The arbitrator is expressly authorized to resolve any matter related to its competence and/or jurisdiction.

18.3 Ordinary Courts. Without prejudice to the foregoing, the Sublandlord shall always be entitled to opt for recourse to ordinary courts in order to demand payment of the Rents or to seek termination of the Agreement and restitution of the Office due to breaches by the Subtenant.

NINETEENTH: General Provisions.

19.1 Communications and Notices. All notices or communications to be made by the Parties by reason of this Agreement must be made in writing (email), and shall be deemed received by a Party from the moment of confirmation of its sending if sent by electronic mail; on the fifth business day following its dispatch via an internationally reputable courier service if dispatched from or to abroad; and in the case of dispatch within the national territory, on the third business day following its delivery to a nationally reputable courier service or its delivery to the postal service in the case of dispatch by certified letter.

To the Sublandlord:

Inmobiliaria e Inversiones Genau SpA.

Address: Alonso de Córdova 5320, floor 16, Las Condes.

Attention: Catalina Latorre Valdevenito and Gianfranco Bisso Minuccio.

Email: [***] / [***]

To the Subtenant:

Ticketplus SpA

Address: Evaristo Lillo No. 48, floor 12, Las Condes.

Attention: Chien-Fu Chen Chen

Email: [***]

The Parties may at any time modify the names and addresses established for the delivery of notices or communications required under this Agreement, provided that the modification is duly sent to the other party in accordance with this clause.

19.2 Applicable Law. This Agreement shall be governed by and executed in accordance with the laws of Chile.

19.3 Applicable Jurisdiction. For all matters relating to the interpretation and performance of this Agreement, the Parties expressly submit to the agreed jurisdiction. For all effects arising from this Agreement, the Parties establish and shall establish their special domicile in the commune of Santiago, Metropolitan Region, and submit to the agreed jurisdiction.

19.4 Expenses. The expenses, duties and taxes arising from the execution of this Agreement shall be at the expense of the Subtenant.

/s/ Catalina Latorre Valdevenito	/s/ Chien-Fu Chen Chen
Catalina Latorre Valdevenito	Chien-Fu Chen Chen
On behalf of Inmobiliaria e Inversiones Genau SpA	On behalf of Ticketplus SpA

I authorize the signatures of Ms. CATALINA ORIANA LATORRE VALDEVENITO, I.D. No. [***], who states she does so in the capacity indicated on behalf of the company INMOBILIARIA E INVERSIONES GENAU SpA, and Mr. CHIEN-FU CHEN CHEN, I.D. No. [***], who states he does so in the capacity indicated on behalf of the company TICKETPLUS SpA, having examined the respective identity cards. I give faith. — Santiago, May 24, 2024.